EXHIBIT 2

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is dated as of November 28, 2022, by and among Tiga Sponsor LLC (“Tiga Sponsor”), Tiga Investments Pte Ltd. (“Tiga Investments”), KAG Investments Private Limited (“KAG Investments”) G. Raymond Zage, III, an individual (“Mr. Zage”), and Ashish Gupta, an individual (“Mr. Gupta”). Each of Tiga Sponsor, Tiga Investments, KAG Investments, Mr. Zage and Mr. Gupta may be referred to as a “Party,” and collectively the “Parties” in this Termination Agreement. Reference is hereby made to the Statement of Beneficial Ownership on Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) by the Parties on February 7, 2022, as amended (the “Schedule 13G”).

WHEREAS, the Parties entered into a Joint Filing Agreement, dated February 7, 2022 (the “Joint Filing Agreement”), pursuant to which they agreed, among other things, to jointly file the Schedule 13G with respect to their respective beneficial ownership of the Class B ordinary shares, $0.0001 par value, of Grindr Inc., a Delaware corporation formerly known as Tiga Acquisition Corp., a Cayman Islands exempted company (the “Issuer”); and

WHEREAS the Parties now desire to terminate the Joint Filing Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.
Termination of Joint Filing Agreement.  The Parties agree that immediately after the filing with and acceptance by the SEC of the Schedule 13D to be filed by Tiga SVH Investments Limited, Tiga Investments and Mr. Zage, and the filing with and acceptance by the SEC of the Schedule 13D to be filed by KAG Investments Private Limited and Mr. Gupta, this Termination Agreement will become effective and the Joint Filing Agreement will terminate and the Joint Filing Agreement shall cease to be of further effect with respect to each Party.

2.
Further Amendments to Schedule 13G. From and after the date hereof, each of the Parties shall have no obligation to file any amendment to the Schedule 13G that may be required, in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), with respect to Securities, except on such Party’s own behalf or pursuant to such other agreements as such Party may enter.

3.	Release and Discharge. Each Party, hereby mutually and unconditionally releases and discharges the other Parties, as applicable, from all obligations under the Joint Filing Agreement.

4.
Counterparts. This Termination Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Dated: November 28, 2022

TIGA SPONSOR LLC

By: /s/ G. Raymond Zage, III

Name: G. Raymond Zage, III
Title: Member

TIGA INVESTMENTS PTE. LTD.

By: /s/ G. Raymond Zage, III

Name: G. Raymond Zage, III
Title: Director

KAG INVESTMENTS PRIVATE LIMITED

By: /s/ Ashish Gupta

Name: Ashish Gupta
Title : Director

G. RAYMOND ZAGE, III

By: /s/ G. Raymond Zage, III

Name: G. Raymond Zage, III

ASHISH GUPTA

By: /s/ Ashish Gupta

Name: Ashish Gupta